Exhibit 10.46

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT, dated March 27, 2006, (the “Agreement”), by and between Pathmark Stores, Inc., a Delaware corporation (the “Company”) and Harvey M. Gutman (the “Executive”).

WHEREAS, the Company and the Executive are parties to a certain Employment Agreement, dated as of February 1, 1999, as amended by the First Amendment to Employment Agreement dated April 15, 1999, and by the Side Letter to the Sale and Retention Bonus Agreement, the Employment Agreement and Certain Additional Understandings dated July 1, 2000 (the “Employment Agreement”);

WHEREAS, the Executive has elected to retire from the employ of the Company in accordance with the Pathmark Stores, Inc. Retirement Incentive Program offering December 9, 2005 to January 23, 2006 (the “Program”, a copy of which is attached hereto as Schedule A);

WHEREAS, Executive has executed the waiver and release of claims attached to the Program (the “Release”);

WHEREAS, the Executive has agreed, at the request of the Company, to remain in his current position actively employed with the Company until April 8, 2006 (the “Retirement Date”).

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth in this Agreement, the parties hereto hereby agree as follows:

1. Retirement. The Executive has elected to retire pursuant to the Program, effective as of the Retirement Date. Executive agrees to remain actively employed with the Company until the Retirement Date. The Employment Agreement shall terminate on the Retirement Date.

2. Salary and Bonus. In consideration of the covenants set forth herein and the Release, the Company shall provide the Executive the following:

(a) Salary. The Company shall continue to pay Executive at his current weekly rate of pay through the Retirement Date in accordance with the Employment Agreement.

(b) Treatment of Equity-Based Compensation.

(i) The Stock Options previously awarded to Executive under the 2000 Employee Equity Plan (together with the individual award agreements applicable to Executive’s awards, (the “Equity Plan”)), as listed on Schedule B hereto (the “Stock Options), which vested prior to the date hereof, shall remain exercisable in accordance with the terms of the Equity Plan until the second anniversary of the Retirement Date.

(ii) Stock Options granted on June 9, 2005 (the “June Grant”), as listed on Schedule B, will be treated as follows:

If Executive remains actively employed through the Retirement Date, 50% of the June Grant will vest on June 9, 2006 and the remainder of the June Grant will be forfeited immediately. The June Grant (to the extent vested) shall remain exercisable in accordance with the terms of the Equity Plan until the second anniversary of the Retirement Date.

(iii) In the event of any merger, sale or consolidation of the Company or other transaction affecting the Company’s Common Stock, the Compensation Committee of the Company’s Board of Directors, in its sole discretion and without Executive’s consent, may provide for:

(A) the continuation of the Stock Options by the Company (if the Company is the surviving corporation);

(B) the assumption of the Stock Options by the surviving corporation; and

(C) the substitution by the surviving corporation of stock option(s) with substantially the same terms for the outstanding Stock Options; or the cancellation of the Stock Options upon payment to Executive of a per share amount in cash or cash equivalents equal to (A) the highest price paid for a share of the Company’s Common Stock in such merger, sale, consolidation or other transaction, minus (B) the exercise price of the applicable Stock Option.

(iv) Restricted Stock Units (“Stock Awards”) granted on June 9, 2005, as listed on Schedule B, will be treated as follows:

If Executive remains actively employed through the Retirement Date, 50% of the Stock Awards will vest on June 9, 2006 and the remainder will be forfeited immediately.

(v) Stock Awards shall be settled in accordance with the terms and provisions of the Equity Plan.

(c) Pension/401(k) Plan. The Executive’s participation in the Company’s Savings Plan, Pension Plan and Excess Benefit Plan and the Supplemental Retirement Agreement, dated as of June 1, 1994, as amended by Amendment No. 1, between the Company and the Executive (collectively the “Retirement Plans”) shall terminate on the Retirement Date. The Executive’s rights and obligations under the Retirement Plans shall be governed by applicable law and the terms and conditions of the Retirement Plans, as the same may be amended as provided in Section 5(c) hereof.

(d) Bonus. In the event the Company implements a quarterly bonus plan for 2006, Executive will participate as a Senior Vice President in said plan with respect to the first quarter of 2006 if Executive remains actively employed through the Retirement Date.

(e) Accrued Vacation. The Executive shall continue to accrue vacation through the Retirement Date in accordance with Company policy. Unused vacation at the Retirement Date will be paid to Executive promptly thereafter.

(f) No Other Compensation or Benefits. The Executive shall not be entitled to any compensation or benefits or to participate in any past, present or future employee benefit programs or arrangements of the Company (including, without limitation, any compensation or benefits under any severance plan, program or arrangement) on or after the Retirement Date. Notwithstanding the foregoing, the Executive shall be entitled to the payments and benefits included in the Program.

3. Return of Property. On or prior to the Retirement Date, the Executive (except as otherwise provided in the Consulting Agreement, as hereinafter defined) will surrender to the Company all property of the Company in the Executive’s possession and all property made available to the Executive in connection with his employment by the Company, including, without limitation, the Company car, any and all Company access and credit cards, keys, records, manuals, customer lists, notebooks, telephones and other hand-held devices, computers, computer programs and files, papers, electronically stored information and documents kept or made by the Executive in connection with his employment. The Executive shall delete all electronically stored information and documents relating to the Company kept or made by the Executive in connection with his employment that were stored on his personal computer and laptop.

4. Cooperation. From and after the date hereof until the first anniversary of the termination or expiration of the Consulting Agreement (as hereinafter defined), the Executive shall cooperate in all reasonable respects with the Company and its respective directors, officers, attorneys and experts in connection with the conduct of any action, proceeding, investigation or litigation involving the Company, including any such action, proceeding, investigation or litigation in which the Executive is called to testify. The Company agrees to reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in connection with such cooperation.

5. Miscellaneous.

(a) Entire Agreement. Except as set forth in the last sentence of this Subsection (a) of Section 5, this Agreement and the Release set forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes and replaces any express or implied, written or oral, prior agreement, plan or arrangement with respect to the terms of the Executive’s employment and the termination thereof which the Executive may have had with the Company including the Employment Agreement, but excluding the Program, the Retirement Plans and, with respect to the awards listed on Schedule B, the Equity Plan. This Agreement may be amended only by a written document signed by the parties hereto.

(b) Withholding Taxes. Any payments made or benefits provided to the Executive under this Agreement shall be reduced by the lowest applicable withholding taxes.

(c) Section 409A. If any provision of this Agreement contravenes Section 409A of the Code, the regulations promulgated thereunder or any related guidance issued by the U.S. Treasury Department, this Agreement shall be reformed to maintain to the maximum extent practicable the original intent of the provision without violating the requirements of Section 409A of the Code. In addition, if the Company shall, with respect to any other employee of the Company, amend any nonqualified deferred compensation plan (as defined in Section 409A(d) of the Code) to comply with or to conform to the provisions of Section 409A of the Code, the Company shall similarly amend any comparable such plan with respect to the Executive.

(d) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey.

(e) Waiver. The failure of any party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by any party hereto of any breach or default by another party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

(f) Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

(g) Notices. Any notices required or made pursuant to this Agreement shall be in writing and shall be deemed to have been given when delivered by hand, sent by telecopier or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to General Counsel, Pathmark Stores, Inc., 200 Milik Street, Carteret, New Jersey 07008, telecopier: (732) 499-6891, or to the Executive at his current address on the books and records of the Company, or to such other address as either party may furnish to the other in writing in accordance with this Section 5(g). Notices of change of address shall be effective only upon receipt.

(h) Descriptive Headings. The paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(i) Counterparts. This Agreement may be executed in one or more counterparts, which, together, shall constitute one and the same agreement.

(j) Successors and Assigns. Except as otherwise provided herein, this Agreement shall inure to the benefit of and be binding upon and enforceable by and against the Executive and the Company and their respective successors and assigns (and in the event of the Executive’s death, the Executive’s heirs). The Company will require any successor (whether direct or indirect , by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder.

6. Consulting Agreement. The Company and Executive agree to execute a Consulting Agreement in substantially the form of agreement attached hereto as Schedule C (the "Consulting Agreement"), effective as of April 10, 2006.

IN WITNESS WHEREOF, the Company has executed this Agreement as of the date first set forth above and the Executive has executed this Agreement as of the date set forth below (or, if the Executive does not include a date under the Executive’s signature line, the date set forth shall be the date this Agreement, signed by the Executive, is received by the Company).

PATHMARK STORES, INC.
By: /s/ Frank G. Vitrano
Name: Frank G. Vitrano Title: President and Chief Financial Officer

THE EXECUTIVE HEREBY ACKNOWLEDGES THAT THE EXECUTIVE HAS READ THIS AGREEMENT, THAT THE EXECUTIVE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT THE EXECUTIVE HEREBY ENTERS INTO THIS AGREEMENT VOLUNTARILY AND OF HIS OWN FREE WILL.

ACCEPTED AND AGREED:

/s/ Harvey M. Gutman
Harvey M. Gutman

Date: March 27, 2006